Exhibit 99.1

Contact:

Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports Fiscal 2010 Third Quarter Results; Modest Economic Improvement Visible, Facility Consolidation Progressing as Planned

•	Revenue up 3.2% sequentially, to $119.0 million in third quarter

•	Cash and cash equivalent balance remains strong at $51.0 million

•	Debt net of cash at $82.5 million, or 30.8% of total capitalization and in line with strategic goal

•	Facility consolidation activity continues with approximately $1.5 million of savings expected in second half of fiscal 2010; approximately $0.2 million realized in third quarter

•	Third quarter net loss of $2.3 million, or $0.12 per diluted share; non-GAAP net income of $0.06 per diluted share

AMHERST, N.Y., January 28, 2010 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its third quarter and nine months of fiscal 2010 that ended on December 31, 2009.

Third quarter highlights

Net sales for the third quarter of fiscal 2010 were $119.0 million, down $46.1 million, or 27.9%, from the same period in the prior year, but improved over the trailing second quarter even though the third quarter has historically been the weakest quarter for the Company.  Modest improvement in the global economy where, in the U.S., industrial capacity utilization rebounded to 68.9% in December 2009 from an historic low of 65.2% in June 2009, has led to sequential revenue improvement.  However, results continue to reflect the significant decline in revenue compared with the prior year.  The Company uses both U.S. and Eurozone capacity utilization as leading market indicators because its bookings tend to lag general capacity utilization trends by one to two quarters.  Favorable foreign currency translation impact on sales during the fiscal third quarter of 2010 was approximately $5.1 million.

Timothy T. Tevens, President and Chief Executive Officer, commented, “Orders improved sequentially from their low in July until the anticipated slower holiday season, supporting our confidence in a modestly stronger industrial and commercial marketplace for fiscal 2011.  We had exceptionally strong sales in Europe through the quarter, which has been recovering sooner than the U.S. markets.  We are also encouraged with our progress in China and the team that we have built there to penetrate that market.”

The net loss for the third quarter of fiscal 2010 was $2.3 million, or $0.12 per diluted share, compared with net income of $3.8 million, or $0.20 per diluted share, for the same period last year.  Restructuring

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010 charges of $3.6 million, associated with the previously announced consolidation of the Company’s North American hoist and rigging manufacturing operations, were recorded during the third quarter of fiscal 2010.  Additionally, $3.2 million of restructuring-related costs were incurred that do not qualify for the technical GAAP restructuring classification.  Further, $1.8 million of gains from business divestitures, including the Company’s former American Lifts business, were recognized as other income.

Management believes that segregating those restructuring special charges, divestiture gains and applying an effective tax rate that would be more relevant to the ongoing operations without such items is informative in understanding the Company’s ongoing operations.  Accordingly, on a non-GAAP basis excluding the special items described above and applying a 38% U.S. tax rate to them, as well as applying a normalized consolidated effective tax rate of 36% to the remaining operations, third quarter 2010 net income was $1.1 million, or $0.06 per diluted share, compared with $8.2 million, or $0.44 per diluted share, excluding special charges and gains in the same period last year, summarized on the following table:

(in millions, except per diluted share data)

		Three Months Ended
	December 31, 2009			December 28, 2008
GAAP net (loss) income	$(2.3)	$(0.12)	per share	$3.8	$0.20	per share
Restructuring charges, net of 38% tax	2.2	0.12		0.6	0.03
Non-GAAP restr chgs, net of 38% tax	2.0	0.11		-	-
Gain on property sale, net of 38% tax	(1.1)	(0.06)		-	-
Mark-to-market adj, net of 38% tax	-	-		2.0	0.11
Fx transaction losses, net of 38% tax	-	-		1.1	0.06
Normalize effective tax rate to 36%	0.4	0.02		-	-
Discontinued operations	(0.1)	(0.01)		0.7	0.04
Non-GAAP net income	$1.1	$0.06	per share	$8.2	$0.44	per share

Sales Volume Improves Sequentially, But Remains Down From Prior Year

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:
Decreased volume	$(50.0)	(30.3%)
Improved pricing	0.5	0.3%
American Lifts divestiture	(1.7)	(1.0%)
Foreign currency translation	5.1	3.1%
Total	$(46.1)	(27.9%)

International sales were $55.2 million, or 46% of total net sales, down $18.8 million, or approximately 25.4%, from the third quarter of fiscal 2009.

Two Plant Consolidations Completed; Remaining Facility Consolidation to Be Completed in First Quarter FY2011

Gross profit was $26.8 million, or 22.5% of sales, for the fiscal 2010 third quarter compared with $44.8 million, or 27.1% of sales, in fiscal 2009’s third quarter reflecting the effects of significantly lower volume in all markets combined with the following:

▪
Non-GAAP restructuring-related expenses, primarily relating to inventory relocation, training, travel and facility clean-up associated with the Company’s North American facility consolidation activities:  $3.2 million, or 270 basis points of gross margin.

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010

Karen Howard, Vice President – Finance and Chief Financial Officer, noted, “We are beginning to see the anticipated savings from the plant consolidations of our North American rigging operations.  However, the savings were at the early stages this quarter and were more than offset by the costs associated with activities such as inventory transfers and reorganization, training of new associates at the receiving facilities, project management, oversight travel and facility clean-up which do not qualify for segregation as restructuring charges in accordance with U.S. GAAP.  We expect that in the fourth quarter there will be an additional $1.0 million to $2.0 million in GAAP restructuring costs plus another $2.0 million to $3.0 million in additional non-GAAP restructuring expenses.  Additionally, compared with our fiscal 2010 second quarter, as required by actuarial calculations, general product liability reserve charges in the third quarter were $1.7 million higher, negatively impacting gross margin by 140 basis points.”

Selling expenses were $15.8 million, down 20.5%, or $4.1 million, when compared with the third quarter of fiscal 2009.  This reduction reflects aggressive efforts to reduce or eliminate costs, as well as lower commissions on lower sales volume which more than offset the continued investment in emerging markets.  Additionally, foreign currency translation had a $0.9 million unfavorable impact on selling expenses.  As a percent of revenue, selling expenses were 13.3% on measurably lower sales, compared with 12.0% in the same period last year.

General and administrative (G&A) expenses were $9.5 million in the third quarter of fiscal 2010,

up 9.7% from the previous fiscal year’s third quarter due to continued investment in new product development, additions to the Company’s Asian executive management team, higher variable compensation and an unfavorable foreign currency translation adjustment of $0.4 million.  As a percent of revenue, G&A expenses were 8.0% for this year’s third quarter, compared with 5.2% for the same period last year, impacted by the decline in revenue.

Restructuring charges, primarily for severance costs associated with the previously described consolidation of the Company’s North American hoist and rigging manufacturing operations, were $3.6 million in the fiscal 2010 third quarter.  The Company expects restructuring charges will be in the range of $1.0 million to $2.0 million in the fiscal 2010 fourth quarter, with approximately $0.5 million of that being non-cash charges, in addition to non-GAAP restructuring expenses noted above.

Operating loss for the third quarter of fiscal 2010 was $2.5 million on a GAAP basis.  Excluding restructuring charges in both years’ quarters and non-GAAP restructuring-related costs, all as previously quantified, non-GAAP operating income for the fiscal 2010 third quarter was $4.3 million, or 3.6% of sales, compared with $15.9 million, or 9.6% of sales, in the same period of the prior year on the same basis, with the decrease impacted by significantly lower global sales volume.

Mr. Tevens continued, “While maintaining our output capability at previous levels, we are removing approximately 500,000 square feet of manufacturing footprint, reducing headcount and other associated costs with our facility consolidations which, as revenue grows and we complete the restructuring efforts, are designed to enable us to rebound to stronger operating margins rather quickly.  In the long run, we continue to improve upon our lean, focused operation and further strengthen our leading position as a global provider of material handling equipment.”

Interest and debt expense decreased 9.6% to $3.3 million in this year’s third quarter on slightly lower average debt outstanding.

The effective tax rate benefit for the third quarter of fiscal 2010 was 26.8% compared with 35.3% for the prior year’s quarter.  This year’s quarter as well as year-to-date tax rates were impacted by the mix of income or loss among taxing jurisdictions, specifically U.S. versus foreign jurisdictions and the impact of state taxes in the U.S.  Excluding the special items previously described, the Company expects the rate to be in the 36% to 37% range for fiscal 2010.

Working capital as a percentage of sales was 18.5% at the end of the third quarter of fiscal 2010 compared with 20.5% at the end of last fiscal year’s third quarter.  Actual working capital decreased

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010 sequentially $10.4 million, or 10.3% in the quarter, and $39.3 million or 30.3% compared with last year’s third quarter as inventory management continues to be a priority in the current economic environment.  A $12 million pension plan cash contribution in this year’s quarter reduced other non-current liabilities.

Solid balance sheet; excellent liquidity and financial flexibility

Debt, net of cash, at December 31, 2009 was $82.5 million, or 30.8% of total capitalization, compared with $98.7 million, or 35.2% of total capitalization, at March 31, 2009, consistent with the Company’s long-term goal of 30% with flexibility to expand to 50% to accommodate acquisitions.  Gross debt at the end of this year’s third quarter was $133.6 million, or 41.9% of total capitalization, compared with 43.1% of total capitalization at March 31, 2009.  At the end of the third quarter, the Company had $51.0 million of cash on hand.  Additionally, as previously indicated, the Company refinanced its bank revolving credit facility effective December 31, 2009.  The new, four-year facility provides an $85 million commitment, of which $77.7 was available and $7.3 was used for outstanding letters of credit as of December 31, 2009.  The Company is in full compliance with the financial covenants under its credit agreement.

Cash provided by continuing operations in the first nine months of fiscal 2010 was $17.1 million, or $0.90 per diluted share, compared with $44.4 million, or $2.31 per diluted share, during the first nine months of fiscal 2009. For the third quarter of fiscal 2010, cash used in operations was $6.8 million, or $0.36 per diluted share, impacted by the $12.0 million pension contribution, the $2.5 million net quarterly loss from continuing operations and offset by $7.6 million of cash provided by inventory and accounts receivable reductions.  For the full fiscal 2010 year, Columbus McKinnon expects to generate cash despite significant declines in revenue and ongoing spending on restructuring activities.

Capital expenditures for the first nine months of fiscal 2010 were $5.9 million compared with $8.5 million in the first nine months of fiscal 2009.  In general, capital spending, while being carefully monitored, is focused on new product development with some additional capital required for the facility consolidation projects the Company has underway.  Accordingly, the Company anticipates capital spending for fiscal 2010 will be approximately $8 million to $10 million.

Nine months fiscal 2010 review

Net sales for the first nine months of fiscal 2010 were $353.2 million, including $52.5 million from the Pfaff business acquired on October 1, 2008, down 25.0%, or $117.7 million, compared with the first nine months of fiscal 2009 and down 32.2% excluding the Pfaff acquisition.  Gross profit margin was 23.9% compared with 29.5% for the fiscal 2009 period.  The decline was primarily due to lower sales and non-GAAP restructuring-related costs previously noted as well as a $2.9 million atypical product liability claim reserve recorded in the fiscal 2010 second quarter.

Selling expenses decreased $7.4 million, or 13.3%, compared with last year due primarily to the steps taken to reduce selling costs along with lower commissions on reduced volume, offset by the addition of the Pfaff business.  G&A expenses decreased $1.3 million, or 4.7%, primarily due to the Company’s aggressive cost reduction measures offset by the addition of the Pfaff business.  Favorable foreign currency translation was approximately $0.2 million and $0.1 million of the selling and G&A expense decreases, respectively.  As a percent of sales, selling and G&A expenses were 21.1% during the first nine months of fiscal 2010 compared with 17.6% during the first nine months of fiscal 2009.  The Company expects selling and G&A expenses to approximate 20.5% to 21.5% of revenue for fiscal 2010.

Operating loss for the first nine months of fiscal 2010 was $3.8 million, or 1.1% of sales, compared with operating income of $54.1 million, or 11.5% of sales, in the first nine months of fiscal 2009.  Restructuring charges in the first nine months of fiscal 2010 were $12.1 million, compared with $1.1 million in the prior year. Non-GAAP restructuring related expenses in the first nine months of fiscal 2010

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010 were $3.7 million.  Interest and debt expense in the first nine months of fiscal 2010 was consistent with the prior year.

Net loss for the first nine months of fiscal 2010 was $7.5 million, or $0.39 per diluted share, compared with net income of $24.1 million, or $1.26 per diluted share, during the first nine months of fiscal 2009.  Excluding special charges or gains in both periods, as well as normalizing the fiscal 2010 effective tax rate to 36%, the non-GAAP net income per share for the first nine months of fiscal 2010 was $0.21 compared with $1.65 for the first nine months of fiscal 2009, summarized on the following table:

(in millions, except per diluted share data)

		Nine Months Ended
	December 31, 2009			December 28, 2008
GAAP net (loss) income	$(7.5)	$(0.39)	per share	$24.1	$1.26	per share
Restructuring charges, net of 38% tax	7.5	0.40		0.7	0.04
Non-GAAP restr chgs, net of 38% tax	2.3	0.12		-	-
Large prod liab claim, net of 38% tax	1.9	0.10		-	-
Gain on property sale, net of 38% tax	(1.1)	(0.06)		-	-
Mark-to-market adj, net of 38% tax	-	-		2.6	0.14
Fx transaction losses, net of 38% tax	-	-		1.1	0.07
Normalize effective tax rate to 36%	1.2	0.06		-	-
Discontinued operations	(0.3)	(0.02)		2.7	0.14
Non-GAAP net income	$4.0	$0.21	per share	$31.2	$1.65	per share

Outlook

Backlog was $71.6 million at the end of the third quarter of fiscal 2010, above backlog of $69.7 million at the end of the second quarter but below backlog at the end of last year’s third quarter of $79.1 million.   The time to convert the majority of backlog to sales averages from one day to a few weeks, and backlog normally represents four to five weeks of shipments.

Mr. Tevens concluded, “The sequential improvement in orders, primarily driven by our European operations, has bolstered our confidence that we are through the worst of the downturn and, although we would not expect an extremely robust economy to follow, any improvement from the historic low in industrial capacity utilization will continue to be beneficial to the Company.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for January 28, 2010 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon Third Quarter Fiscal 2010

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010

Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until February 25, 2010 by dialing 1-866-445-8187 or the toll number for parties outside the United States and Canada, 1-203-369-1139.  Alternatively, you may access an archive of the call and its transcript until March 28, 2010 on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Three Months Ended
	December 31, 2009	December 28, 2008	Change

Net sales	$118,971	$165,076	-27.9%
Cost of products sold	92,146	120,285	-23.4%
Gross profit	26,825	44,791	-40.1%
Gross profit margin	22.5%	27.1%
Selling expense	15,791	19,861	-20.5%
General and administrative expenses	9,471	8,630	9.7%
Restructuring charges	3,616	990	-
Amortization	490	421	16.4%
(Loss) income from operations	(2,543)	14,889	-117.1%
Operating margin	-2.1%	9.0%
Interest and debt expense	3,257	3,604	-9.6%
Investment (income) loss	(361)	3,335	-110.8%
Foreign currency exchange loss	6	1,759	-99.7%
Other income, net	(2,059)	(761)	170.6%
(Loss) income from continuing operations before income taxes	(3,386)	6,952	-148.7%
Income tax (benefit) expense	(909)	2,454	-137.0%
(Loss) income from continuing operations	(2,477)	4,498	-155.1%
Income (loss) from discontinued operations, net of tax	133	(685)	-119.4%
Net (loss) income	$(2,344)	$3,813	-161.5%

Average basic shares outstanding	18,980	18,876	0.6%
Basic (loss) income per share:
Continuing operations	$(0.13)	$0.24	-154.2%
Discontinued operations	0.01	(0.04)
Net (loss) income	$(0.12)	$0.20	-160.0%

Average diluted shares outstanding	18,980	19,064	-0.4%
Diluted (loss) income per share:
Continuing operations	$(0.13)	$0.24	-154.2%
Discontinued operations	0.01	(0.04)
Net (loss) income	$(0.12)	$0.20	-160.0%

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Nine Months Ended
	December 31, 2009	December 28, 2008	Change

Net sales	$353,213	$470,920	-25.0%
Cost of products sold	268,907	332,032	-19.0%
Gross profit	84,306	138,888	-39.3%
Gross profit margin	23.9%	29.5%
Selling expense	47,873	55,227	-13.3%
General and administrative expenses	26,663	27,977	-4.7%
Restructuring charges	12,148	1,145	-
Amortization	1,408	477	195.2%
(Loss) income from operations	(3,786)	54,062	-107.0%
Operating margin	-1.1%	11.5%
Interest and debt expense	10,001	9,929	0.7%
Investment (income) loss	(966)	3,158	-130.6%
Foreign currency exchange (gain) loss	(633)	2,548	-124.8%
Other income, net	(2,040)	(3,194)	-36.1%
(Loss) income from continuing operations before income taxes	(10,148)	41,621	-124.4%
Income tax (benefit) expense	(2,409)	14,850	-116.2%
(Loss) income from continuing operations	(7,739)	26,771	-128.9%
Income (loss) from discontinued operations, net of tax	266	(2,651)	-110.0%
Net (loss) income	$(7,473)	$24,120	-131.0%

Average basic shares outstanding	18,952	18,851	0.5%
Basic (loss) income per share:
Continuing operations	$(0.40)	$1.42	-128.2%
Discontinued operations	0.01	(0.14)
Net (loss) income	$(0.39)	$1.28	-130.5%

Average diluted shares outstanding	18,952	19,161	-1.1%
Diluted (loss) income per share:
Continuing operations	$(0.40)	$1.40	-128.6%
Discontinued operations	0.01	(0.14)
Net (loss) income	$(0.39)	$1.26	-131.0%

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)
	December 31, 2009	March 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$51,034	$39,236
Trade accounts receivable	65,105	80,168
Inventories	85,696	100,621
Prepaid expenses	16,647	18,115
Total current assets	218,482	238,140

Net property, plant, and equipment	60,243	62,102
Goodwill and other intangibles, net	127,037	125,080
Marketable securities	30,860	28,828
Deferred taxes on income	36,607	32,521
Other assets	3,991	4,993
Total assets	$477,220	$491,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,003	$4,787
Trade accounts payable	22,476	33,298
Accrued liabilities	50,193	50,443
Restructuring reserve	4,194	1,302
Current portion of long-term debt	1,165	1,171
Total current liabilities	79,031	91,001

Senior debt, less current portion	6,538	7,073
Subordinated debt	124,855	124,855
Other non-current liabilities	81,323	86,881
Total liabilities	291,747	309,810

Shareholders’ equity:
Common stock	191	190
Additional paid-in capital	182,011	180,327
Retained earnings	34,418	41,891
ESOP debt guarantee	(1,963)	(2,309)
Accumulated other comprehensive loss	(29,184)	(38,245)
Total shareholders’ equity	185,473	181,854
Total liabilities and shareholders’ equity	$477,220	$491,664

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)
	Nine Months Ended
	December 31, 2009	December 28, 2008

Operating activities:
Net (loss) income	$(7,473)	$24,120
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Gain) loss from discontinued operations	(266)	2,651
Depreciation and amortization	9,231	7,521
Deferred income taxes	(4,054)	8,684
(Gain) loss on sale of investments/real estate	(1,994)	2,943
Gain on early retirement of bonds	-	(300)
Stock option expense	1,527	1,001
Amortization/write-off of deferred financing costs	460	449
Non-cash restructuring charges	950	-
Changes in operating assets and liabilities:
Trade accounts receivable	15,672	10,577
Inventories	15,721	(4,372)
Prepaid expenses	1,510	(775)
Other assets	410	997
Trade accounts payable	(10,783)	(2,581)
Accrued and non-current liabilities	(3,769)	(6,532)
Net cash provided by operating activities from continuing operations	17,142	44,383
Net cash used in operating activities from discontinued operations	-	(3,082)
Net cash provided by operating activities	17,142	41,301

Investing activities:
Sale (Purchase) of marketable securities, net	75	(1,939)
Capital expenditures	(5,916)	(8,504)
Purchase of businesses, net	-	(53,261)
Proceeds from sale of assets	3,380	1,269
Net cash used in investing activities from continuing operations	(2,461)	(62,435)
Net cash provided by investing activities from discontinued operations	266	448
Net cash used in investing activities	(2,195)	(61,987)

Financing activities:
Proceeds from stock options exercised	201	391
Net payments under revolving line-of-credit agreements	(3,784)	(5,067)
Repayment of debt	(392)	(6,871)
Other	158	567
Net cash used in financing activities from continuing operations	(3,817)	(10,980)
Net cash used in financing activities from discontinued operations	-	(14,612)
Net cash used in financing activities	(3,817)	(25,592)

Effect of exchange rate changes on cash	668	(7,743)

Net change in cash and cash equivalents	11,798	(54,021)
Cash and cash equivalents at beginning of year	39,236	75,994
Cash and cash equivalents at end of period	$51,034	$21,973

Columbus McKinnon Reports Fiscal 2010 third Quarter Results - January 28, 2010

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED
		December 31, 2009		December 28, 2008		March 31, 2009

Backlog (in millions)		$ 71.6		$ 79.1		$ 70.1

Trade accounts receivable
days sales outstanding		49.8	days	51.8	days	53.7	days

Inventory turns per year
(based on cost of products sold)		4.3	turns	4.5	turns	4.0	turns
Days' inventory		84.9	days	81.1	days	90.9	days

Trade accounts payable
days payables outstanding		22.2	days	28.7	days	30.0	days

Working capital as a % of sales		18.5%		20.5%		18.8%

Debt to total capitalization percentage		41.9%		30.4%		43.1%
Debt, net of cash, to total capitalization		30.8%		26.8%		35.2%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY11	63	64	60	63	250

FY10	63	64	60	63	250

FY09	63	63	60	65	251